Exhibit 99.1

AT THE COMPANY	AT FINANCIAL DYNAMICS
John Wille — Vice President & CFO	Cara O’Brien/Melissa Myron - General Information
201-337-9000	212-850-5600

FOR IMMEDIATE RELEASE

RUSS BERRIE AND COMPANY, INC. REPORTS FOURTH QUARTER
AND YEAR-END RESULTS

Oakland, N.J. — April 24, 2006 — Russ Berrie and Company, Inc. (NYSE: RUS) today reported results for the fourth quarter and full year ended December 31, 2005.

Fourth Quarter Results

Consolidated net sales for the fourth quarter of 2005 increased 9.8% to $74.2 million compared to $67.6 million for the fourth quarter of 2004.

Net sales for the Company’s infant and juvenile segment grew 90.7% to $32.6 million compared to $17.1 million in the comparable period last year. This reflects a $17.0 million contribution from Kids Line compared to $3.1 million in 2004 and a $1.6 million, or 11.4%, sales increase at Sassy.

Net sales for the Company’s gift segment decreased 17.7% to $41.5 million for the quarter compared to $50.4 million for the same period last year. The Company attributes this decline to the same factors that have impacted its gift segment in recent periods, including the continued softness in the independent retail sales channel.

The Company reported a consolidated net loss of $18.6 million, or $0.89 per diluted share, in the fourth quarter of 2005 as compared to a net loss of $7.1 million, or $0.34 per diluted share, last year. The net loss in the fourth quarter of 2005 includes approximately $13.0 million of restructuring and non-cash charges primarily in connection with the Company’s fourth quarter restructuring and business “right-sizing” activities. The quarter ended December 31, 2004 includes restructuring and asset impairment charges totaling approximately $6.0 million before tax.

Mr. Andy Gatto, President and Chief Executive Officer, commented, “Our fourth quarter results reflect a continuation of the business trends we have experienced throughout the year. Our infant and juvenile segment continued to generate strong results, primarily reflecting our successful acquisition of Kids Line. However, we continued to experience softness in our gift segment as consolidation in the independent retail channel remains a challenge. That said, we made progress on our restructuring initiatives at the end of the year, and as a result, were able to decrease our expense base in this segment for the fourth quarter.”

Full Year Results

Consolidated net sales for the full year ended December 31, 2005 increased 9.1% to $290.2 million compared to $266.0 million last year. The increase is primarily attributable to the acquisition of the Kids Line business in December 2004.

Net sales for the infant and juvenile segment increased 130.1% to $131.6 million for fiscal 2005 compared to $57.2 million for fiscal 2004. This reflects a $71.1 million sales increase from Kids Line and a $3.3 million increase from Sassy.

Net sales for the Company’s gift segment decreased 22.2% to $158.5 million for fiscal 2005 compared to $203.9 million for the same period last year.

Consolidated operating loss for the year was $8.0 million compared to an operating loss of $23.9 million for fiscal 2004. The improvement was driven by the strong performance in the infant and juvenile segment, as well as a decrease in SG&A expenses in the gift segment resulting from the Company’s 2004 restructuring efforts.

The Company reported a consolidated net loss of $35.1 million, or $1.69 per diluted share, for fiscal 2005 compared to a net loss of $20.0 million, or $0.96 per diluted share, for 2004. The net loss in 2005 reflects increased interest expense of $14.8 million related to the financing of the Kids Line acquisition, including the write-off of deferred financing costs of approximately $4.8 million.

Mr. Gatto concluded, “Looking ahead at 2006, we remain focused on our strategic and financial initiatives. Our Profit Improvement Program, which represents an expansion of prior restructuring efforts and involves a re-evaluation of the way in which we operate our gift business, is being designed to help return our gift segment to a sustainable level of profitability. Additionally, we continue to explore and develop content in our infant and juvenile segment that will expand our overall market presence. We are confident that these initiatives will better position the Company for future profitability as we look to maximize long-term shareholder value.”

Conference Call Information

Management will hold a conference call today at 10:00 a.m. ET to discuss its financial results. Individuals wishing to participate in the conference call should call (800) 938-0653 or (973) 935-2408. For interested individuals unable to join the call, a replay will be available through May 1, 2006 by dialing (877) 519-4471 from the United States or (973) 341-3080 from international locations, pass code 7314984. Interested parties are invited to listen to the call live over the Internet at www.earnings.com.

Russ Berrie and Company, Inc., a leader in the gift industry, and its wholly-owned subsidiaries, designs, develops, and distributes a variety of innovative gift, infant and juvenile products to specialty and mass market retailers worldwide. Known for its teddy bears and other plush animals, the Company’s gift and infant and juvenile lines are comprised of a diverse range of everyday, seasonal, and occasion-themed products that help people celebrate the milestones in their lives. Founded in 1963 by the late Russell Berrie from a rented garage in New Jersey, today the Company operates offices, showrooms, and distribution centers all over the world and trades on the NYSE under the symbol RUS.

Note:  This press release contains certain forward-looking statements.  Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise.  The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements.  These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”.  The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.  Specific risks and uncertainties include, but are not limited to, the success of our Profit Improvement Program, consolidation of independent retail outlets, dependence on key personnel and several large customers, the Company’s ability to continue to manufacture its products in the Far East, the seasonality of revenues, the actions of competitors, price competition, the effects of government regulation, the resolution of various legal matters, possible delays in the introduction of new products, customer acceptance of products, changes in foreign currency exchange rates, issues related to the Company’s computer systems, the ability to obtain debt financing to fund acquisitions, the current and future outlook of the global retail market, the ability to integrate new business ventures, the ability to meet covenants in the Company’s credit agreements and other factors. These and other risk factors are outlined in the Company’s most recent Annual Report on Form 10-K filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

(tables to follow)

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Russ Berrie and Company, Inc.

Financial Summary

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Net Sales	$74,160	$67,554	$290,156	$265,959

Cost of Sales	48,822	38,295	173,807	155,389

Gross Profit	25,338	29,259	116,349	110,570

Selling, general and administrative expenses	34,523	30,668	124,356	134,487

Operating (Loss)/Income	(9,185)	(1,409)	(8,007)	(23,917)

Other (expense)/income	(1,874)	(3,947)	(14,907)	(1,446)

(Loss)/Income Before Income Tax	(11,059)	(5,356)	(22,914)	(25,363)

Income Tax Provision/(Benefit)	7,548	1,778	12,185	(5,363)

Net (Loss)/Income	$(18,607)	$(7,134)	$(35,099)	$(20,000)

Net loss per share
Basic	$(0.89)	$(0.34)	$(1.69)	$(0.96)
Diluted	$(0.89)	$(0.34)	$(1.69)	$(0.96)

Weighted average shares:
Basic	20,825,000	20,824,000	20,825,000	20,781,000
Diluted	20,825,000	20,824,000	20,825,000	20,781,000

Russ Berrie and Company, Inc.

Selected Balance Sheet Data

(Dollars in Thousands)

	December 31,	December 31,	December 31,
	2005	2004	2003

Cash, cash equiv., marketable securities and other investments	$28,667	$48,099	$232,050

Accounts receivable - net	53,444	75,722	82,795

Inventories - net	56,346	47,391	51,921

Other Current Assets	17,405	24,913	14,188

Property, plant and equipment and other assets	174,730	214,973	81,794

Total assets	$330,592	$411,098	$462,748

Current Portion of long-term and short-term debt	$34,524	$25,250	$—

Other current liabilities	50,227	51,582	47,002

Deferred income taxes	6,358	—	328

Long-term debt excluding current portion	41,993	99,750	—

Other long-term liabilities	3,636	—	—

Total liabilities	136,738	176,582	47,330

Shareholders’ equity	193,854	234,516	415,418

Total liabilities and shareholders’ equity	$330,592	$411,098	$462,748